Exhibit 99.1

Contact:    Mike Cockrell

Treasurer, Chief Financial Officer

 & Chief Legal Officer

                   (601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2019

LAUREL, Miss. (August 29, 2019) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2019.

Net sales for the third quarter of fiscal 2019 were $945.2 million compared with $852.4 million for the same period a year ago. For the quarter, the Company reported net income of $53.4 million, or $2.41 per share, compared with net income of $11.5 million, or $0.50 per share, for the third quarter of fiscal 2018.

Net sales for the first nine months of fiscal 2019 were $2,533.8 million compared with $2,437.9 million for the first nine months of fiscal 2018. Net income for the first nine months of fiscal 2019 totaled $76.2 million, or $3.44 per share, compared with net income of $104.6 million, or $4.58 per share, for the first nine months of fiscal 2018. Net income for the first nine months of fiscal 2018 reflects a one-time non-cash benefit of $37.5 million, or $1.64 per share, as a result of an adjustment to the Company’s deferred income tax liability to reflect a lower tax rate resulting from the federal tax reform legislation passed during the first fiscal quarter of 2018.

Net income for the third quarter of fiscal 2019 reflects an accrual for probable liability for a contribution to the Company’s Employee Stock Ownership Plan of $2.7 million before income tax, or $0.10 per share net of income tax, compared to $2.4 million before income tax, or $0.08 per share net of income tax, for the same period a year ago.

“Similar to last year’s third fiscal quarter, Sanderson Farms’ financial results for the third quarter of fiscal 2019 reflect significant counter-seasonal weakness in market prices for boneless breast meat produced at our plants that process a larger bird for food service customers,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Fortunately, market prices for other products produced at those plants were higher than last year, and reflected good demand during the quarter. Average market prices for dark meat, jumbo wings and chicken tenders were all higher than the same period a year ago. Average realized prices for poultry products produced for retail grocery store customers were slightly higher than last year’s third fiscal quarter and continue to reflect a more balanced supply and demand environment.”

According to Sanderson, compared with the third fiscal quarter of fiscal 2018, jumbo boneless breast meat market prices were lower by approximately 3.2 percent, the average market price for bulk leg quarters increased approximately 17.1 percent, and market prices for jumbo wings were higher by 37.6 percent. The Company’s average feed cost per pound of poultry products processed decreased 1.1 cents per pound, or 4.1 percent, compared with the third quarter of fiscal 2018.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2019

August 29, 2019

Prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 1.4 percent and 18.0 percent, respectively, compared with the third quarter of fiscal 2018. In its report published August 12, 2019, the USDA increased its supply estimate for corn for the 2019/20 crop year. While the USDA lowered its estimate for harvested acres as a result of the late planting season, it increased its yield estimate. The published USDA report estimates for corn acres and yields were higher than the market expected. While the USDA lowered its estimate of soybean harvested acres, it held its yield estimate steady and lowered its demand estimate. Market prices for both corn and soybean meal fell following the release of the report. If realized, the USDA’s current yield and harvest estimates for the United States’ 2019 corn and soybean crops would leave both grains adequately supplied going into fiscal 2020.

“The USDA expects chicken production growth of 1.7 percent during calendar 2019 compared to 2018, which alone shouldn’t be a burdensome supply number. However, market prices for boneless breast meat produced at our plants that process a larger chicken for food service customers remain under pressure. As always, we will manage our business consistently regardless of market cycles,” added Sanderson.

“We continue to make progress at our new Tyler, Texas, facilities,” said Sanderson. “The start-up has gone well, and the plant is now processing at 50 percent capacity. We expect to reach full capacity during the second fiscal quarter of 2020.”

Sanderson Farms will hold a conference call to discuss this press release today, August 29, 2019, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through October 1, 2019. Those without internet access or who prefer to participate via telephone may call 888-394-8218, access code 8585385.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2019

August 29, 2019

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9)	Changes in the availability and cost of labor and growers.

(10)	The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12)	Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, capital expenditures, grain prices, global economic conditions, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2019

August 29, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net sales	$945,152	$852,434	$2,533,769	$2,437,856
Cost and expenses:
Cost of sales	824,144	781,568	2,273,377	2,187,079
Selling, general and administrative	52,226	55,778	159,991	163,390

	876,370	837,346	2,433,368	2,350,469

Operating income	68,782	15,088	100,401	87,387
Other income (expense)
Interest income	-	745	-	2,069
Interest expense	(1,492)	(519)	(3,174)	(1,548)
Other	4	3	6	9

	(1,488)	229	(3,168)	530

Income before income taxes	67,294	15,317	97,233	87,917
Income tax expense (benefit)	13,932	3,842	21,068	(16,712)

Net income	$53,362	$11,475	$76,165	$104,629

Earnings per share:
Basic	$2.41	$0.50	$3.44	$4.58

Diluted	$2.41	$0.50	$3.44	$4.58

Dividends per share	$0.32	$0.32	$0.96	$0.96

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2019

August 29, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2019	October 31, 2018

	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$74,262	$121,193
Accounts receivable, net	132,226	121,932
Receivable from insurance companies	5,600	7,094
Inventories	306,246	240,056
Refundable income taxes	7,255	32,974
Prepaid expenses and other current assets	60,334	43,240

Total current assets	585,923	566,489
Property, plant and equipment	2,114,730	1,961,497
Less accumulated depreciation	(934,091)	(873,909)

	1,180,639	1,087,588
Other assets	7,423	5,363

Total assets	$1,773,985	$1,659,440

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$115,003	$128,936
Dividends payable	7,089	-
Accrued expenses	76,909	69,953

Total current liabilities	199,001	198,889
Long-term debt	30,000	-
Claims payable and other liabilities	10,726	9,865
Deferred income taxes	83,793	62,793
Commitments and contingencies
Stockholders’ equity:
Common stock	22,153	22,100
Paid-in capital	88,891	81,269
Retained earnings	1,339,421	1,284,524

Total stockholders’ equity	1,450,465	1,387,893

Total liabilities and stockholders’ equity	$1,773,985	$1,659,440

(1) The Condensed Consolidated Balance Sheet at October 31, 2018, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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